Exhibit 10.3

BAR HARBOR BANKSHARES AND SUBSIDIARIES

EQUITY INCENTIVE PLAN OF 2015

RESTRICTED STOCK AGREEMENT

(DIRECTORS)

COVER SHEET

Bar Harbor Bankshares and Subsidiaries (collectively, the “Company”) hereby grants Restricted Stock (the “Restricted Stock”) relating to shares of its common stock, par value $2.00 per share (the “Stock”), to the individual named below as the Participant, subject to the terms and conditions set forth in this cover sheet and in the attachment (together the “Agreement”) and in the Company’s Equity Incentive Plan of 2015 (as amended from time to time, the “Plan”).

Grant Date:

Name of Participant:

Number of Restricted Stock Covered by Grant:

Purchase Price per Share of Restricted Stock:	$2.00

Vesting Schedule:	The Restricted Stock is fully vested as of the Grant Date.

By your signature below, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:	Curtis C. Simard
Title:	President and Chief Executive Officer

Attachment

This is not a stock certificate or a negotiable instrument.

BAR HARBOR BANKSHARES AND SUBSIDIARIES

EQUITY INCENTIVE PLAN OF 2015

RESTRICTED STOCK AGREEMENT

(DIRECTORS)

Restricted Stock	This Agreement evidences an Award of shares of Restricted Stock in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, in the Plan, and on the cover sheet. The Purchase Price per share of Restricted Stock is deemed paid by your prior and/or future Continuous Service to the Company.

Vesting	Your right to the Restricted Stock vests as set forth in the Vesting Schedule on the cover sheet, subject to your Continuous Service through the applicable vesting date(s). You cannot vest in more than the number of Restricted Stock covered by this Award. No additional shares of Restricted Stock will vest after your Continuous Service has terminated for any reason.

Evidence of Issuance

The Company will issue your shares of Restricted Stock in the name set forth on the cover sheet.

The issuance of the shares of Stock with respect to the shares of Restricted Stock evidenced by this Agreement shall be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more Stock certificates, with any unvested shares bearing the appropriate restrictions imposed by this Agreement.

If and to the extent that the shares of Stock under the grant of Restricted Stock are represented by Stock certificates rather than book entry, all such certificates shall bear the following legend, which shall be removed if and when the Restricted Stock vests and becomes transferrable:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS, AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE BAR HARBOR BANKSHARES AND SUBSIDIARIES EQUITY INCENTIVE PLAN OF 2015 AND AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND BAR HARBOR BANKSHARES OR ITS AFFILIATES. A COPY OF THE PLAN AND AGREEMENT ARE ON FILE IN THE OFFICE OF THE CLERK OF BAR HARBOR BANKSHARES.”

To the extent the shares of Restricted Stock are represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Transferability	The shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Restricted Stock.

After vesting of the shares of the Restricted Stock, the shares of Stock issued may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Stock be made subject to execution, attachment, or similar process, in each case until the date three (3) months after you cease providing Continuous Service.

Withholding Taxes	You agree as a condition of the Restricted Stock that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting, receipt, or holding of the shares of Restricted Stock delivered pursuant hereto. In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the vesting, receipt, or holding of the shares of Restricted Stock, in addition to the Company’s right to withhold any compensation paid to you by the Company or an Affiliate, you may also satisfy the withholding obligations by (i) tendering a cash payment or (ii) delivering owned and unencumbered shares of Stock to the Company.

Retention Rights	Neither your Restricted Stock nor this Agreement gives you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliate) reserves the right to terminate your Continuous Service as a member of the Board pursuant to the bylaws of the Company (or of the applicable Affiliate) and applicable provisions of the Maine Business Corporation Act, as amended from time to time.

Stockholder Rights	You have the right to vote the shares of Restricted Stock and, after vesting of the shares of Restricted Stock, you have the right to receive any dividends declared or paid on such shares of Stock. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock certificate is issued.

Adjustments	In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or a similar change in the Stock, the number of shares of Stock underlying the Restricted Stock and the price per share will be adjusted by the Committee (and rounded down to the nearest whole number) in accordance with the terms of the Plan. The Committee’s adjustments will be final, binding, and conclusive.

Corporate Activity	Your Restricted Stock shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 14 of the Plan.

Clawback	The shares of Restricted Stock are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i)

any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in cash or Stock with respect to the shares of Restricted Stock earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	The laws of the State of Maine will govern all questions concerning the construction, validity, and interpretation of this Agreement, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock. Any prior agreements, commitments, or negotiations concerning the Restricted Stock are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Data Privacy	To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting the Restricted Stock, you give explicit consent to the Company and its Affiliates to process any such personal data.

Consent to Electronic Delivery	By accepting the Restricted Stock, you consent to receive documents related to the Restricted Stock by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Continuous Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of the Restricted Stock under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.

Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you or other person for such tax or penalty.

By signing this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan.

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